Execution Version

INTERIM INVESTMENT ADVISORY AGREEMENT

This INTERIM INVESTMENT ADVISORY AGREEMENT (the “Agreement”) is made as of this 10th day of September, 2026, by and between THE VARIABLE ANNUITY LIFE INSURANCE COMPANY, hereinafter referred to as the “ADVISER,” and VALIC COMPANY I, hereinafter referred to as “VC I.”

The ADVISER and VC I recognize the following:

(a) The ADVISER is a life insurance company organized under Chapter 3 of the Texas Insurance Code and an investment adviser registered under the Investment Advisers Act of 1940.

(b) VC I is an investment company organized under the general corporation laws of Maryland, as a series type of investment company issuing separate classes (or series) of stock and is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”). The 1940 Act prohibits any person from acting as an investment adviser of a registered investment company except pursuant to a written contract.

(c) VC I currently consists of thirty-six portfolios (“Funds”):

Aggressive Allocation Lifestyle Fund

Asset Allocation Fund

Capital Appreciation Fund

Conservative Allocation Lifestyle Fund

Core Bond Fund

Dividend Value Fund

Dynamic Allocation Fund

Emerging Economies Fund

Global Real Estate Fund

Global Strategy Fund

Government Securities Fund

Growth Fund

High Yield Bond Fund

Inflation Protected Fund

International Equities Index Fund

International Government Bond Fund

International Growth Fund

International Opportunities Fund

International Socially Responsible Fund

International Value Fund

Large Cap Core Fund

Mid Cap Index Fund

Mid Cap Strategic Growth Fund

Mid Cap Value Fund

Moderate Allocation Lifestyle Fund

Nasdaq-100® Index Fund

Science & Technology Fund

Small Cap Core Fund

Small Cap Growth Fund

Small Cap Index Fund

Small Cap Value Fund

Stock Index Fund

Systematic Core Fund

Systematic Growth Fund

Systematic Value Fund

U.S. Socially Responsible Fund

In accordance with VC I’s Articles of Incorporation (the “Articles”) and Bylaws, new Funds may be added to VC I upon approval of VC I’s Board of Directors (whose members are referred to as “Directors”) without approval of the Funds’ shareholders. This Agreement will apply only to the Fund(s) and any other Fund(s) as may be added or deleted by amendment to the attached Schedule A (“Covered Funds”).

(d) VC I, on behalf of the Covered Funds, and the ADVISER were parties to the Investment Advisory Agreement dated as of January 13, 2025 (the “Previous Advisory Agreement”), pursuant to which the ADVISER provided investment management services to the Covered Funds.

(e) In connection with a change in control of Corebridge Financial, Inc. (“Corebridge”), the ultimate parent of the ADVISER, the Previous Advisory Agreement terminated as a result of its “assignment,” as that term is defined in the 1940 Act.

(f) VC I desires to retain the ADVISER under this Agreement to provide investment management services to each of its respective Covered Funds pursuant to Rule 15a-4 under the 1940 Act, and the ADVISER is willing to render such investment management services to each Covered Fund until the earlier of: (i) 150 days from the date of this Agreement; or (ii) the date on which a new investment advisory agreement between VC I, on behalf of the Covered Funds, and the ADVISER (the “New Advisory Agreement”)is approved by a “majority of the outstanding voting securities” (as defined in the 1940 Act) of the Covered Fund, in each case, unless earlier terminated pursuant to the terms hereof.

The ADVISER and VC I AGREE AS FOLLOWS:

1.	Services Rendered and Expenses Paid by ADVISER

The ADVISER, subject to the control, direction, and supervision of VC I’s Board of Directors and in conformity with the 1940 Act, all applicable laws and regulations thereunder, all other applicable federal and state laws and regulations, including Section 817(h) of the Internal Revenue Code of 1986, as amended, VC I’s Articles, Bylaws, registration statements, prospectus and stated investment objectives, policies and restrictions shall:

(a) manage the investment and reinvestment of the assets of the Covered Funds including, for example, the evaluation of pertinent economic, statistical, financial, and other data, the determination of the industries and companies to be represented in each Covered Fund’s portfolio, and the formulation and implementation of investment programs.

(b) maintain a trading desk and place all orders for the purchase and sale of portfolio investments for each Covered Fund’s account with brokers or dealers selected by the ADVISER, or arrange for any other entity to provide a trading desk and to place orders with brokers and dealers selected by the ADVISER, subject to the ADVISER’s control, direction, and supervision.

(c) furnish to the Covered Funds office space, facilities, equipment and personnel adequate to provide the services described above and pay the compensation to VC I’s Directors and officers who are interested persons of the ADVISER.

In performing the services described in paragraph (b) above, the ADVISER shall use its best efforts to obtain for the Covered Funds the most favorable overall price and execution. The ADVISER shall also use its best efforts to obtain for the Covered Funds any tender and exchange offer solicitation fees, other fees, and similar payments available in connection with the portfolio transactions of the Covered Funds. Subject to prior authorization by VC I’s Board of Directors of appropriate policies and procedures, the ADVISER may cause the Covered Funds to pay to a broker a commission, for effecting a portfolio transaction, in excess of the commission another broker would have charged for effecting the same transaction, if the first broker provided brokerage and/or research services, including statistical data, to the ADVISER. The ADVISER shall not be deemed to have acted unlawfully, or to have breached any duty created by this Agreement, or otherwise, solely by reason of acting according to such authorization.

The ADVISER shall maintain records adequately demonstrating compliance with its obligations under this Agreement and report periodically to VC I’s Board of Directors regarding the performance of services under this Agreement.

Except as otherwise agreed, or as otherwise provided herein, the ADVISER shall bear the expense of discharging its responsibilities hereunder and VC I shall pay, or arrange for others to pay, all its expenses other than those which part 2 of this Agreement expressly states are payable to the ADVISER. Expenses payable by VC I include, but are not limited to, (i) interest and taxes; (ii) brokerage commissions and other expenses of purchasing and selling portfolio investments; (iii) compensation of its Directors and officers other than those persons who are interested persons of the ADVISER; (iv) fees of outside counsel to and of independent auditors of VC I selected by the Board of Directors; (v) fees for accounting services; (vi) custodial, registration, and transfer agency fees; (vii) expenses related to the repurchase or redemption of its shares including expenses related to a program of periodic repurchases or redemptions; (viii) expenses related to issuance of its shares against payment therefor by, or on behalf of, the subscribers thereto; (ix) fees and related expenses of registering and qualifying VC I and its shares for distribution under state and federal securities laws; (x) expenses of printing and mailing to existing shareholders of registration statements, prospectuses, reports, notices and proxy solicitation materials of VC I; (xi) all other expenses incidental to holding meetings of VC I’s shareholders including proxy solicitations therefor; (xii) expenses for servicing shareholder accounts; (xiii) insurance premiums for fidelity coverage and errors and omissions insurance; (xiv) dues for VC I’s membership in trade associations approved by the Board of Directors; and (xv) such non-recurring expenses as may arise, including those associated with actions, suits, or proceedings to which VC I is a party and the legal obligation which VC I may have to indemnify its officers, Directors and employees with respect thereto. VC I shall allocate the foregoing expenses among the Covered Funds and, to the extent that any of the foregoing expenses are allocated between the Covered Funds and any other Funds or entities, such allocations shall be made pursuant to methods approved by the Board of Directors.

2.	Compensation of ADVISER

VC I shall pay to the ADVISER, as compensation for the services rendered, facilities furnished and expenses paid by the ADVISER, a monthly fee based on each Covered Fund’s average daily net assets computed for each Covered Fund as provided for in the fee schedule attached hereto as Schedule A. VC I shall pay this fee for each calendar month as soon as practicable after the end of that month. Schedule A may be amended from time to time, provided that amendments are made in conformity with applicable laws and regulations and the Articles and Bylaws of VC I. Any change in Schedule A pertaining to any existing or new Fund shall not be deemed to affect the interest of any other Fund and shall not require the approval of shareholders of any other Fund.

The ADVISER shall promptly reduce its monthly fee by the amount of any commissions, tender and exchange offer solicitation fees, other fees, or similar payments received by the ADVISER, or any affiliated person of the ADVISER, in connection with any Covered Fund’s portfolio transactions, less the amount of any direct expenses incurred by the ADVISER, or any affiliated person of the ADVISER, in obtaining such commissions, fees, or payments.

If the ADVISER serves for less than a whole month, the foregoing compensation shall be prorated.

The compensation earned under this Agreement with respect to each Covered Fund shall be held until the Termination Date (as defined below) in an interest-bearing escrow account with VC I’s custodian or another bank deemed acceptable by the Board of Directors. If a “majority of the outstanding voting securities” of a Covered Fund approve the New Advisory Agreement on or prior to the Termination Date, the amount in the escrow account earned with respect to the Covered Fund, including interest earned (if any), will be paid to the ADVISER promptly following the Termination Date. If a “majority of the outstanding voting securities” of a Covered Fund do not approve the New Advisory Agreement on or before the Termination Date, the ADVISER shall be paid promptly following the Termination Date, with respect to a Covered Fund, out of the escrow account, the lesser of: (i) any costs incurred in performing this Agreement (plus interest earned on that amount while in escrow); or (ii) the total amount in the escrow account with respect to the Covered Fund (plus interest earned).

3.	Scope of ADVISER’s Duties

The ADVISER, and any person controlling, controlled by or under common control with the ADVISER, shall remain free to provide similar investment advisory services to other persons or engage in any other business or activity which does not impair the services which the ADVISER renders to the Covered Funds.

Except as otherwise required by the 1940 Act, any of the shareholders, Directors, officers and employees of VC I may be a shareholder, director, officer or employee of, or be otherwise interested in, the ADVISER, and in any person controlling, controlled by or under common control with the ADVISER; and the ADVISER, and any person controlling, controlled by or under common control with the ADVISER, may have an interest in VC I.

The ADVISER shall not be liable to VC I, or to any shareholder in VC I, for any act or omission in rendering services under this Agreement, or for any losses sustained in the purchase, holding, or sale of any portfolio security, so long as there has been no willful misfeasance, bad faith, negligence, or reckless disregard of obligations or duties on the part of the ADVISER.

The ADVISER may from time to time employ or associate with itself any person or persons believed to be particularly fitted to assist in its performance of services under this Agreement, provided that any such person who serves or acts as an investment adviser separate from the ADVISER will do so pursuant to a sub-advisory agreement as provided in the following paragraph. The compensation of any such persons will be paid by the ADVISER, and no obligation will be incurred by, or on behalf of, VC I with respect to them.

Notwithstanding any other provision of this Agreement, VC I hereby authorizes the ADVISER to employ an investment sub-adviser for any one or more of the Covered Funds for the purpose of providing investment management services with respect to such Covered Funds, provided that (a) the compensation to be paid to such investment sub-adviser shall be the sole responsibility of the ADVISER, (b) the duties and responsibilities of the investment sub-adviser shall be as set forth in a sub-advisory agreement including the ADVISER and the investment sub-adviser as parties, (c) such sub-advisory agreement shall be adopted and approved in conformity with applicable laws and regulations, and (d) such sub-advisory agreement may be terminated at any time, on not more than 60 days’ written notice, by the ADVISER on notice to the sub-adviser and VC I, by the sub-adviser on notice to the ADVISER and VC I, and by VC I’s Board of Directors or by a majority vote of the Covered Fund’s outstanding voting securities on notice to the sub-adviser and the ADVISER.

4.	Duration of Agreement

With respect to each Covered Fund, this Agreement shall continue in effect until the earlier of: (i) of the effective date of the New Advisory Agreement, which shall be the date as of which the New Advisory Agreement is approved by a vote of the “majority of the outstanding voting securities” of the Covered Fund; or (ii) the expiration of the one hundred and fifty (150) day period following the date of this Agreement (the earlier of such dates, the “Termination Date”).

Notwithstanding the foregoing, this Agreement may be terminated, without the payment of any penalty, with respect to any Covered Fund: (a) by the Board of Directors upon the vote of a majority of the entire Board of Directors or by vote of a “majority of the outstanding shares” of the Covered Fund, upon not more than ten (10) calendar days’ written notice to the ADVISER, and (b) by the ADVISER, on not more than 60 days’ nor less than 30 days’ written notice, or upon such shorter notice as may be mutually agreed upon. This Agreement shall automatically terminate in the event of its assignment.

5.	Applicability of Federal Securities Laws

This Agreement shall be interpreted in accordance with applicable federal securities laws and regulations, including definitions therein and such exemptions as may be granted to the ADVISER or VC I by the Securities and Exchange Commission (the “Commission”) or such interpretive positions as may be taken by the Commission or its staff. To the extent that the applicable law of the State of Texas, or any of the provisions herein, conflict with applicable provisions of the federal securities laws, the latter shall control.

6.	Notices

All notices required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate party at the address specified below, or such other address as may be specified by such party in writing in accordance with this Section, and shall be deemed to have been properly given when delivered or mailed by U.S. certified or registered mail, return receipt requested, postage prepaid, or by reputable courier service:

If to VC I: VALIC Company I 2919 Allen Parkway Houston, TX 77019 Attention: President Email address: valicfundslegal@corebridgefinancial.com	If to the ADVISER: The Variable Annuity Life Insurance Company 2919 Allen Parkway Houston, TX 77019 Attention: General Counsel Email address: valicfundslegal@corebridgefinancial.com

7.	Miscellaneous Provisions

For the purposes of this Agreement, the terms “affiliated person,” “assignment,” “interested person,” and “majority of outstanding voting securities” shall have their respective meanings defined in the 1940 Act and the Rules and Regulations thereunder, subject, however, to such exemptions as may be granted to either the ADVISER or VC I by the Commission, or such interpretive positions as may be taken by the Commission or its staff, under the 1940 Act, and the term “brokerage and research services” shall have the meaning given in the Securities Exchange Act of 1934 and the Rules and Regulations thereunder.

8.	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com or www.echosign.com, or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

The parties hereto have each caused this Agreement to be signed in duplicate on its behalf by its duly authorized officer on the above date.

VALIC COMPANY I

By:	/s/ Donna McManus
Donna McManus
Treasurer

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY

By:	/s/ Kevin Adamson
Kevin Adamson
Senior Vice President

[Signature Page to VC I Interim Investment Advisory Agreement]

VALIC COMPANY I

SCHEDULE A

to Investment Advisory Agreement

(Effective September 10, 2026)

COVERED FUNDS

Fee computed at the following annual rates, based on average daily net assets and payable monthly:

Aggressive Allocation Lifestyle Fund	0.10%
Asset Allocation Fund	0.50% on the first $300 million 0.475% on the next $200 million 0.45% on assets over $500 million
Capital Appreciation Fund	0.55% on the first $1 billion 0.525% on assets over $1 billion
Conservative Allocation Lifestyle Fund	0.10%
Core Bond Fund	0.50% on the first $200 million 0.45% on the next $300 million 0.40% on assets over $500 million
Dividend Value Fund	0.75% on the first $250 million 0.72% on the next $250 million 0.67% on the next $500 million 0.62% on assets over $1 billion
Dynamic Allocation Fund	0.25% on the first $1 billion 0.22% on the next $1 billion 0.20% on assets over $2 billion
Emerging Economies Fund	0.81% on the first $250 million 0.76% on the next $250 million 0.71% on the next $500 million 0.66% on assets over $1 billion
Global Real Estate Fund	0.75% on the first $250 million 0.70% on the next $250 million 0.65% on assets over $500 million
Global Strategy Fund	0.50% on the first $500 million 0.46% on assets over $500 million
Government Securities Fund	0.50% on the first $250 million 0.45% on the next $250 million 0.40% on the next $500 million 0.35% on assets over $1 billion
Growth Fund	0.73% on the first $500 million 0.67% on the next $500 million 0.64% on the next $500 million 0.61% on assets over $1.5 billion
High Yield Bond Fund	0.65% on the first $150 million 0.60% on the next $350 million

A-1

0.55% over $500 million
Inflation Protected Fund	0.50% on the first $250 million 0.45% on the next $250 million 0.40% on assets over $500 million
International Equities Index Fund	0.35% on the first $500 million 0.25% on the next $500 million 0.24% on assets over $1 billion
International Government Bond Fund	0.50% on the first $250 million 0.45% on the next $250 million 0.40% on the next $500 million 0.35% on assets over $1 billion
International Growth Fund	0.95% on the first $250 million 0.90% on the next $250 million 0.85% on the next $500 million 0.80% on assets over $1 billion
International Opportunities Fund	0.90% on the first $100 million 0.80% on the next $650 million 0.75% on assets over $750 million
International Socially Responsible Fund	0.50% on the first $500 million 0.475% on the next $500 million 0.45% on assets over $1 billion
International Value Fund	0.73% on the first $250 million 0.68% on the next $250 million 0.63% on the next $500 million 0.58% on assets over $1 billion
Large Cap Core Fund	0.64% on the first $750 million 0.59% on assets over $750 million
Mid Cap Index Fund	0.35% on the first $500 million 0.25% on the next $2.5 billion 0.20% on the next $2 billion 0.15% on assets over $5 billion
Mid Cap Strategic Growth Fund	0.70% on the first $250 million 0.65% on the next $250 million 0.60% on assets over $500 million
Mid Cap Value Fund	0.75% on the first $100 million 0.725% on the next $150 million 0.70% on the next $250 million 0.675% on the next $250 million 0.65% over $750 million
Moderate Allocation Lifestyle Fund	0.10%
Nasdaq-100® Index Fund	0.40% on the first $250 million 0.38% on the next $250 million 0.36% on assets over $500 million
Science & Technology Fund	0.90% on the first $500 million 0.85% on assets over $500 million
Small Cap Core Fund	0.75% on the first $500 million

A-2

0.70% on assets over $500 million
Small Cap Growth Fund	0.85% on the first $100 million 0.80% on assets over $100 million
Small Cap Index Fund	0.35% on the first $500 million 0.25% on the next $2.5 billion 0.20% on the next $2 billion 0.15% on assets over $5 billion
Small Cap Value Fund	0.75% on the first $50 million 0.65% on assets over $50 million
Stock Index Fund	0.35% on the first $500 million 0.25% on the next $2.5 billion 0.20% on the next $2 billion 0.15% on assets over $5 billion
Systematic Core Fund	0.75% on the first $500 million 0.725% on assets over $500 million
Systematic Growth Fund	0.75% on the first $250 million 0.725% on the next $250 million 0.70% on assets over $500 million
Systematic Value Fund	0.70% on the first $250 million 0.65% on the next $250 million 0.60% on the next $500 million 0.55% on assets over $1 billion
U.S. Socially Responsible Fund	0.25% on the first $1 billion 0.24% on assets over $1 billion

A-3